Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACT:
Jeremy Hellman
VP - The Equity Group
jhellman@equityny.com

Alan Snyder
VP, Financial Planning & Investor Relations
630-251-0589
Alan.snyder@titan-intl.com

FOR IMMEDIATE RELEASE
Thursday, February 26, 2026

TITAN INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 FINANCIAL PERFORMANCE

WEST CHICAGO, ILLINOIS, February 26, 2026 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the fourth quarter and year ended December 31, 2025.

Q4 2025 Key Figures
•Revenues grew 7% to $410 million
•Gross margin improved to 10.9%
•Adjusted EBITDA increased 18% to $11 million

Paul Reitz, President and Chief Executive Officer, commented, “We wrapped-up 2025 with another positive quarter as our Q4 2025 results exceeded Q4 2024 in terms of revenue, gross margin and Adjusted EBITDA. Our EMC segment was a standout performer, with revenue growth of 21% and gross margin expansion of 3.4 percentage points. Importantly, we anticipate continued growth in this segment in 2026. Our Ag segment recorded a top-line increase of 2.6% in the fourth quarter, roughly flat excluding FX. Going into 2026 in Ag we expect demand for smaller equipment to outpace high-horsepower units as farmers continue to contend with elevated input costs and weaker commodity prices. In our Consumer segment, fourth quarter sales were up slightly within our Specialty division, while down modestly overall. Focusing on 2026, OEMs and their dealer networks look to have generally reached the end of their finished goods destocking and we expect to see some benefit from that as a result. A resumption in demand would therefore flow through to demand for tires, wheels and other components. It also bears repeating that our Consumer segment enjoys a high proportion of aftermarket sales and therefore is less susceptible to the OEM cycles.”

Mr. Reitz concluded, “Over the past couple years visibility across our end markets has been constrained — and that added complexity creates an advantage for Titan with our One Stop Shop strategy. Our diversified supply chain offers global manufacturing, strategic sourcing and JVs and this gives us flexibility to adapt quickly to the frequent
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changes we continue to see in trade policy and ultimately allows us to serve our customers better than anyone else. By keeping our customers at the forefront of everything we do, we continue to cement our market leadership position. We remain well positioned for an Ag market rebound and as always, we will continue to prioritize our customers and in doing so, we expect 2026 will be a good year for Titan.”

First Quarter and Fiscal Year 2026 Outlook

Tony Eheli, Chief Financial Officer, stated, "We ended the year with a strong balance sheet and maintained a disciplined expense profile that drove improvements in margin and profitability, while allowing us to continue to invest in our product, people, and processes. We expect to start 2026 with a seasonal uptick in activity with Q1 sales between $490 million and $510 million and Adjusted EBITDA between $28 million and $33 million. For the full year we are expecting revenue in the $1.85 to $1.95 billion range with Adjusted EBITDA between $105 million and $115 million.”

Results of Operations

Net sales for the fourth quarter ended December 31, 2025, were $410.4 million, compared to $383.6 million in the comparable quarter of 2024. The increase was driven primarily by an increase in volume in the earthmoving/construction segment, notably in Europe and North America and included a favorable 3.6% currency translation impact, mainly due to the appreciation of foreign currencies versus the US dollar.

Gross profit for the fourth quarter ended December 31, 2025, was $44.7 million, compared to $41.2 million in the comparable prior year period. Gross margin was 10.9% of net sales for the quarter, versus 10.7% in the 2024 period primarily due to improved fixed cost leverage associated with higher sales volumes.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2025 were $52.8 million, compared to $55.7 million for the comparable prior year period primarily due to lower legal, benefit and insurance costs.

Loss from operations for the fourth quarter of 2025 was ($10.9 million), or (2.7%) of net sales, compared to a loss of ($17.0 million), or (4.4%) of net sales, for the fourth quarter of 2024. The change in operating income was primarily due to higher net sales and the cumulative impact of the previously discussed items.

During the quarter ended December 31, 2025, the company established non-cash domestic and foreign deferred tax valuation allowances, totaling $40.0 million, based on the determination it is more likely than not that the Company’s deferred tax assets will not be realized. The Company recorded an income tax expense of $39.9 million and a credit of ($26.2 million) for the quarters ended December 31, 2025 and 2024, respectively. The increase in tax expense was primarily related to the aforementioned non-cash deferred tax valuation allowances.

For the year ended December 31, 2025 income taxes were $49.9 million, which adjusted to exclude the impact of the valuation allowance in the fourth quarter, would have been $9.9 million, as compared to $11.9 million for the year ended December 31, 2024.

Segment Information
Agricultural Segment

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(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2025	2024	% Increase	2025	2024	% Decrease
Net sales	$161,231	$157,138	2.6%	$740,937	$788,580	(6.0)%
Gross profit	$14,724	$14,346	2.6%	$92,723	$103,988	(10.8)%
Profit margin	9.1%	9.1%	—%	12.5%	13.2%	(5.3)%
(Loss) income from operations	$(924)	$(1,912)	51.7%	$27,480	$39,780	(30.9)%

Net sales in the agricultural segment were $161.2 million for the three months ended December 31, 2025, as compared to $157.1 million for the comparable period in 2024. The change in net sales was driven by a favorable 3.3% currency translation impact, due to the appreciation of foreign currencies versus the US dollar. Excluding this currency impact, volumes remained comparable to the prior year period.

Gross profit in the agricultural segment was $14.7 million, or 9.1% of net sales, for the three months ended December 31, 2025, compared to $14.3 million, or 9.1% of net sales for the comparable period in 2024. Gross margins were consistent across both periods due to similar sales volume levels.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2025	2024	% Increase	2025	2024	% Decrease
Net sales	$140,739	$116,306	21.0%	$581,744	$583,391	(0.3)%
Gross profit	$13,042	$6,895	89.2%	$60,572	$62,824	(3.6)%
Profit margin	9.3%	5.9%	57.6%	10.4%	10.8%	(3.7)%
(Loss) income from operations	$(1,973)	$(6,961)	71.7%	$3,054	$7,009	(56.4)%

Net sales in the earthmoving / construction segment were $140.7 million for the three months ended December 31, 2025, as compared to $116.3 million for the comparable period in 2024. This increase was attributed to improved demand in the global undercarriage business and North America light construction tires. Additionally, there was a 5.6% currency translation impact, due to the appreciation of foreign currencies versus the US dollar.

Gross profit in the earthmoving/construction segment was $13.0 million, or 9.3% of net sales, for the three months ended December 31, 2025, as compared to $6.9 million, or 5.9% of net sales, for the comparable period in 2024. Gross profit and margin changes were due to higher sales volume resulting in improved fixed cost leverage.

Consumer Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2025	2024	% Increase/(Decrease)	2025	2024	% Increase/(Decrease)
Net sales	$108,469	$110,129	(1.5)%	$505,762	$473,966	6.7%
Gross profit	$16,906	$19,944	(15.2)%	$100,165	$90,990	10.1%
Profit margin	15.6%	18.1%	(13.8)%	19.8%	19.2%	3.1%
(Loss) income from operations	$(1,967)	$(2,367)	16.9%	$19,106	$20,477	(6.7)%
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Net sales in the consumer segment were $108.5 million for the three months ended December 31, 2025, as compared to $110.1 million for the comparable period in 2024. This change was primarily driven by decreased sales outside of the Titan Specialty businesses.

Gross profit from the consumer segment was $16.9 million for the three months ending December 31, 2025, or 15.6% of net sales, as compared to $19.9 million, or 18.1% of net sales, for the comparable period in 2024. Gross profit and margin were lower primarily due to product mix and lower fixed cost leverage in certain production areas.

Non-GAAP Financial Measures

Adjusted EBITDA was $10.8 million for the fourth quarter of 2025, compared to $9.2 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net loss applicable to common shareholders for the fourth quarter of 2025 was ($17.4 million), equal to loss of ($0.27) per basic and diluted share, compared to a net gain of $5.8 million, equal to income of $0.09 per basic and diluted share, in the fourth quarter of 2024. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended 2025 with total cash and cash equivalents of $202.9 million, compared to $196.0 million at December 31, 2024. Long-term debt at December 31, 2025, was $564.7 million, compared to $553.0 million at December 31, 2024. Short-term debt was $21.2 million at December 31, 2025, compared to $12.5 million at December 31, 2024. Net debt (total debt less cash and cash equivalents) was $383.0 million at December 31, 2025, compared to $369.5 million at December 31, 2024.

When comparing the year ended December 31, 2025, to 2024, operating cash flows decreased by $111.5 million, primarily due to significant one-time cash inflows in 2024 related to effective working capital management and the reduction of working capital acquired from the Titan Specialty acquisition, which did not repeat in 2025. Key drivers of the cash flow changes from working capital included a $77.8 million decrease in cash inflows from accounts receivable and a $58.6 million decrease in cash inflows from inventory, partially offset by a $40.5 million decrease in cash outflows from accounts payable.

Capital expenditures were $54.6 million for the year ended December 31, 2025, compared to $65.6 million for 2024. These expenditures supported the replacement and enhancement of plant equipment, as well as the acquisition of new tools, dies, and molds for new product development initiatives. The reduction in capital spending in 2025 reflects Titan's efforts to optimize cash management in response to lower product demand in the marketplace.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Thursday, February 26, 2026, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link release https://events.q4inc.com/attendee/356935593 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event.

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In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

U.S. Toll Free:             1 833 470 1428
All Other Locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511
Participants Access Code:     414748

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of geopolitical instability; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the realization of projected synergies; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax
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accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)

Net sales	$410,439	$383,573	$1,828,443	$1,845,937
Cost of sales	365,767	342,388	1,574,983	1,588,135
Gross profit	44,672	41,185	253,460	257,802
Selling, general and administrative expenses	47,931	51,258	203,271	191,794
Acquisition related expenses	—	—	—	6,196
Research and development expenses	4,886	4,449	18,321	16,520
Royalty expense	2,796	2,495	11,106	10,108
(Loss) income from operations	(10,941)	(17,017)	20,762	33,184
Interest expense	(9,773)	(9,326)	(38,708)	(36,429)
Interest income	2,977	2,541	10,703	11,024
Foreign exchange gain (loss)	1,369	(3,785)	(5,020)	(6,123)
Other income	1,124	2,558	965	6,615
(Loss) income before income taxes	(15,244)	(25,029)	(11,298)	8,271
Provision (benefit) for income taxes	39,904	(26,242)	49,891	11,861
Net (loss) income	(55,148)	1,213	(61,189)	(3,590)
Net income (loss) attributable to noncontrolling interests	890	(126)	2,305	1,970
Net (loss) income attributable to Titan and applicable to common shareholders	$(56,038)	$1,339	$(63,494)	$(5,560)

(Loss) earnings per common share:
Basic	$(.88)	$.02	$(1.00)	$(.08)
Diluted	$(.88)	$.02	$(1.00)	$(.08)
Average common shares and equivalents outstanding:
Basic	63,948	64,976	63,714	68,662
Diluted	63,948	65,572	63,714	68,662

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$202,879	$195,974
Accounts receivable, net of allowance of $5,058 and $3,232	238,906	211,720
Inventories	470,549	437,192
Prepaid and other current assets	73,638	67,151
Total current assets	985,972	912,037
Property, plant and equipment, net	448,910	421,218
Operating lease assets	119,225	117,027
Goodwill	29,563	29,563
Intangible assets, net	10,889	11,985
Deferred income taxes	10,715	41,732
Other long-term assets	67,386	51,391
Total assets	$1,672,660	$1,584,953

Liabilities
Current liabilities
Short-term debt	$21,185	$12,479
Accounts payable	251,715	219,586
Operating leases	13,830	11,999
Other current liabilities	141,514	143,294
Total current liabilities	428,244	387,358
Long-term debt	564,717	552,966
Deferred income taxes	6,138	6,416
Operating leases	111,054	106,020
Other long-term liabilities	40,890	38,537
Total liabilities	1,151,043	1,091,297

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 78,447,035 issued and 63,951,494 outstanding at December 31, 2025; 78,447,035 issued and 63,139,435 outstanding at December 31, 2024)	—	—
Additional paid-in capital	738,711	740,223
Retained earnings	100,569	164,063
Treasury stock (at cost, 14,495,541 shares at December 31, 2025 and 15,307,600 shares at December 31, 2024)	(115,871)	(122,336)
Accumulated other comprehensive loss	(209,029)	(285,877)
Total Titan stockholders’ equity	514,380	496,073
Noncontrolling interests	7,237	(2,417)
Total equity	521,617	493,656
Total liabilities and equity	$1,672,660	$1,584,953

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2025	2024
Net loss	$(61,189)	$(3,590)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,111	60,704
Deferred income tax provision (benefit)	30,989	(6,358)
Gain on fixed asset and investment sale	(54)	(425)
Stock-based compensation	3,277	5,404
Issuance of stock under 401(k) plan	1,678	1,326
Gain from property insurance settlement	—	(3,537)
Foreign currency loss (gain)	9,979	(506)
(Increase) decrease in assets, net of acquisition:
Accounts receivable	(3,975)	73,825
Inventories	(7,121)	51,481
Prepaid and other current assets	(1,400)	12,106
Other assets	(13,904)	(5,482)
Increase (decrease) in liabilities, net of acquisition:
Accounts payable	11,303	(29,169)
Other current liabilities	(9,389)	(15,290)
Other liabilities	2,724	998
Net cash provided by operating activities	30,029	141,487
Cash flows from investing activities:
Capital expenditures	(54,620)	(65,624)
Business acquisition, net of cash acquired	—	(143,643)
Proceeds from sale of investments	—	1,791
Proceeds from property insurance settlement	—	3,537
Investments in nonconsolidated affiliates	(5,675)	—
Other investing activities	649	2,341
Net cash used for investing activities	(59,646)	(201,598)
Cash flows from financing activities:
Proceeds from borrowings	116,955	213,199
Payment on debt	(99,516)	(70,291)
Payment of debt issuance costs	—	(3,115)
Repurchase of common stock	—	(16,383)
Repurchase of common stock from related party	—	(57,636)
Other financing activities	6	(1,223)
Net cash provided by financing activities	17,445	64,551
Effect of exchange rate changes on cash	19,077	(28,717)
Net increase (decrease) in cash and cash equivalents	6,905	(24,277)
Cash and cash equivalents, beginning of year	195,974	220,251
Cash and cash equivalents, end of year	$202,879	$195,974

Supplemental information:
Interest paid	$42,068	$37,179
Income taxes paid, net of refunds received	$20,486	$20,360
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$—	$168,693
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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net (loss) income attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2025 and 2024.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Net (loss) income attributable to Titan and applicable to common shareholders	$(56,038)	$1,339	$(63,494)	$(5,560)
Adjustments:
Foreign exchange (gain) loss	(1,369)	3,785	5,020	6,123
Deferred tax valuation allowance (a)	40,010	—	40,010	—
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	—	—	11,500
(Gain) loss on sale of investment	—	(653)	—	379
Gain on property insurance settlement	—	—	—	(1,913)
Loss from life insurance policy termination	—	—	2,851	—
Restructuring charges	—	1,295	—	1,295

Adjusted net (loss) income attributable to Titan and applicable to common shareholders	$(17,397)	$5,766	$(15,613)	$18,020

Adjusted (loss) earnings per common share:
Basic	$(0.27)	$0.09	$(0.25)	$0.26
Diluted	$(0.27)	$0.09	$(0.25)	$0.26

Average common shares and equivalents outstanding:
Basic	63,948	64,976	63,714	68,662
Diluted	63,948	65,572	63,714	68,662

(a) During the fourth quarter of 2025, the income tax expense was primarily driven by a $30.1 million domestic deferred tax valuation allowance and $9.9 million Luxembourg deferred tax valuation allowance.
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The table below provides a reconciliation of net (loss) income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2025 and 2024.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Net (loss) Income	$(55,148)	$1,213	$(61,189)	$(3,590)
Adjustments:
Provision (benefit) for income taxes	39,904	(26,242)	49,891	11,861
Interest expense, excluding financing fees amortization	9,553	9,107	37,831	35,553
Depreciation and amortization	17,823	20,645	67,111	60,704
EBITDA	$12,132	$4,723	$93,644	$104,528
Adjustments:
Foreign exchange (gain) loss	(1,369)	3,785	5,020	6,123
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	—	—	11,500
(Gain) loss on sale of investment	—	(653)	—	379
Gain on property insurance settlement	—	—	—	(1,913)
Loss from life insurance policy termination	—	—	2,851	—
Restructuring charges	—	1,295	—	1,295
Adjusted EBITDA	$10,763	$9,150	$101,515	$128,108

The table below sets forth, for the three and twelve-month periods ended December 31, 2025, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2025
	2025	2024	% Change from 2024	$	%	Constant Currency
North America	$206,769	$195,237	5.9%	$—	—%	$206,769
Europe / CIS	115,194	99,566	15.7%	10,815	10.9%	104,379
Latin America	69,505	67,301	3.3%	3,721	5.5%	65,784
Asia and other regions	18,971	21,469	(11.6)%	(888)	(4.1)%	19,859
Net Sales	$410,439	$383,573	7.0%	$13,648	3.6%	$396,791

	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31, 2025
	2025	2024	% Change from 2024	$	%	Constant Currency
North America	$975,951	$994,257	(1.8)%	$—	—%	$975,951
Europe / CIS	446,744	462,157	(3.3)%	21,753	4.7%	424,991
Latin America	323,978	292,830	10.6%	(16,922)	(5.8)%	340,900
Asia and other regions	81,770	96,693	(15.4)%	(5,001)	(5.2)%	86,771
Net Sales	$1,828,443	$1,845,937	(0.9)%	$(170)	—%	$1,828,613

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2025	September 30, 2025	December 31, 2024

Long-term debt	$564,717	$556,770	$552,966
Short-term debt	21,185	21,555	12,479
Total debt	$585,902	$578,325	$565,445
Cash and cash equivalents	202,879	205,381	195,974
Net debt	$383,023	$372,944	$369,471

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Net cash provided by operating activities	$12,786	$8,736	$30,029	$141,487
Capital expenditures	(17,867)	(13,306)	(54,620)	(65,624)
Free cash flow	$(5,081)	$(4,570)	$(24,591)	$75,863

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